As filed with the Securities and Exchange Commission on June 23, 2011

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIRA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0619477
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5 Sylvan Way, Suite 125

Parsippany, New Jersey 07054

(973) 254-3560

(Address of Principal Executive Offices)

2007 Stock Option/Stock Issuance Plan

2011 Stock Incentive Plan

(Full titles of the plans)

David M. Stack

President and Chief Executive Officer

5 Sylvan Way, Suite 125

Parsippany, New Jersey 07054

(Name and address of agent for service)

(973) 254-3560

(Telephone number, including area code, of agent for service)

Copies to:

Joseph K. Wyatt

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, California 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	2,546,657 shares (2)(4)(5)	$10.46(3)	$26,638,032(3)	$3,093.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 2,158,506 shares issuable under the 2007 Stock Option/Stock Issuance Plan and (ii) 388,151 shares issuable under the 2011 Stock Incentive Plan. Following the expiration, termination, surrender, cancel, forfeiture or repurchase of options granted under the 2007 Stock Option/Stock Issuance Plan, such shares will be issuable under the 2011 Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 17, 2011.
(4)	Pursuant to the terms of the Registrant’s 2011 Stock Incentive Plan, any shares subject to outstanding options originally granted under the Registrant’s 2007 Stock Option/Stock Issuance Plan, as amended, that expire, terminate or for any reason are surrendered, cancelled, forfeited or repurchased shall become available for issuance pursuant to the Registrant’s 2011 Stock Incentive Plan.
(5)	The number of shares reserved for issuance under the Registrant’s 2011 Stock Incentive Plan will automatically increase on January 1st each year, starting on January 1, 2012 and continuing through January 1, 2015, by the lesser of: (i) 557,880 shares of the Registrant’s common stock, (ii) 3% of the total number of shares of the Registrant’s common stock outstanding on January 1st of such calendar year, or (iii) such other number of shares of common stock as determined by the Registrant’s board of directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

As permitted by Delaware law, the registrant’s restated certificate of incorporation and restated bylaws, limit or eliminate the personal liability of the registrant’s directors. The registrant’s restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the registrant or the registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of the registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, the registrant’s restated certificate of incorporation and restated bylaws also provide that:

•	the registrant will indemnify the registrant’s directors and officers to the fullest extent permitted by law;

•

the registrant may indemnify the registrant’s other employees and other agents to the same extent that the registrant indemnifies the registrant’s officers and directors, unless otherwise determined by the board of directors; and

•	the registrant will advance expenses to the registrant’s directors and executive officers in connection with legal proceedings to the fullest extent permitted by law.

The indemnification provisions contained in the registrant’s restated certificate of incorporation and restated bylaws are not exclusive.

In addition to the indemnification provided for in the registrant’s restated certificate of incorporation and restated bylaws, the registrant has entered into indemnification agreements with each of the registrant’s directors and executive officers. Each indemnification agreement provides that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as the registrant’s director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, subject to certain limited exceptions. In addition, the registrant is required to advance the director’s or executive officer’s expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the registrant.

The registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant’s company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, the registrant maintains standard policies of insurance under which coverage is provided to the registrant’s directors and officers against losses rising from claims made by reason of breach of duty or other wrongful act, and to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this 23rd day of June, 2011.

PACIRA PHARMACEUTICALS, INC.

By:	/s/ David Stack
David Stack
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Pacira Pharmaceuticals, Inc., hereby severally constitute and appoint David Stack and James Scibetta, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Pacira Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Stack David Stack	Director, President and Chief Executive Officer (Principal Executive Officer)	June 23, 2011

/s/ James Scibetta James Scibetta	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2011

/s/ Fred Middleton Fred Middleton	Director	June 23, 2011

/s/ Luke Evnin Luke Evnin	Director	June 23, 2011

/s/ Laura Brege Laura Brege	Director	June 23, 2011

/s/ John Longenecker John Longenecker	Director	June 23, 2011

/s/ Gary Pace Gary Pace	Director	June 23, 2011

/s/ Andreas Wicki Andreas Wicki	Director	June 23, 2011

/s/ Paul Hastings Paul Hastings	Director	June 23, 2011

INDEX TO EXHIBITS

Number	Description

4.1*	Restated Certificate of Incorporation of the Registrant

4.2*	Bylaws of the Registrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of J.H. Cohn LLP

24.1	Powers of Attorney (included on signature page)

99.1*	2007 Stock Option/Stock Issuance Plan

99.2*	2011 Stock Incentive Plan

*	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form
S-1, as amended (File No. 333-170245) and incorporated herein by reference.